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                                                                                                                 Exhibit 12.1

                                                            GREENFIELD INDUSTRIES, INC.
                                                        RATIO OF EARNINGS TO FIXED CHARGES
                                                                    (UNAUDITED)


                                                                                 (dollars in thousands)

                                                           Historical                                             Pro Forma
                                       -------------------------------------------------------------------- ------------------------
                                                                                                                             Three
                                                                                                                            Months
                                                                                        Three Months Ended   Year Ended      Ended
                                                    Year Ended December 31,                   March 31,     December 31,   March 31,
                                          1991      1992      1993      1994      1995      1995      1996      1995          1996
                                       ------------------------------------------------ ------------------- ------------------------
Earnings:
Pre tax earnings (loss)                ($11,833)  $ 2,687   $21,984   $36,115   $52,855   $11,960   $14,431   $54,228       $16,156
Interest expense                         13,814    12,764     8,302     3,169     8,223     2,117     3,513     6,919         1,788
Rent (1)                                    525       631       647       764       947       237       326     1,416           326
Preferred stock dividends                  --        --        --        --        --        --        --       6,900         1,725
                                       ------------------------------------------------ ------------------- ------------------------
Adjusted earnings (A)                    $2,506   $16,082   $30,933   $40,048   $62,205   $14,314   $18,270   $69,463       $19,995
                                       ================================================ =================== ========================


Fixed charges:
Interest                               $13,814    $12,764    $8,302     $3,169   $8,223    $2,117   $3,513     $6,919        $1,788
Rent (1)                                   525        631       647        764      947       237      326      1,416           326
Preferred stock dividends                 --         --        --         --       --        --       --        6,900         1,725
                                       ------------------------------------------------ ------------------ -------------------------
Adjusted fixed charges (B)             $14,339    $13,395    $8,949     $3,933   $9,170    $2,354   $3,839    $15,235        $3,839
                                       ================================================ ================== =========================

Ratio of earnings to fixed charges        (2)       1.20      3.46       10.18    6.76      6.08     4.76       4.56          5.21
(A/B)


(1)  The Company estimates that the interest portion of rent expense is equivalent to one-third of total rent expense.

(2)  For the year ended December 31, 1991, earnings as calculated above were inadequate to cover fixed charges.  The coverage deficiency was $11,833.

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